UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report: May 1, 2013

(Date of earliest event reported)

Markel Corporation

(Exact name of registrant as specified in its charter)

Virginia	001-15811	54-1959284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4521 Highwoods Parkway

Glen Allen, Virginia 23060-6148

(804) 747-0136

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On May 1, 2013, under (i) the Agreement and Plan of Merger between Alterra Capital Holdings Limited (“Alterra”), Markel Corporation (“Markel”) and Commonwealth Merger Subsidiary Limited, a direct wholly owned subsidiary of Markel (“Merger Sub”), dated December 18, 2012, and (ii) the subsequent Waiver Agreement among the parties dated April 22, 2013, Merger Sub merged with and into Alterra (the “Merger”), with Alterra as the surviving company becoming a direct wholly owned subsidiary of Markel.

Each issued and outstanding share of Alterra common stock at the effective time of the Merger (other than restricted shares that do not vest in connection with the transaction) was converted into the right to receive (1) 0.04315 shares of Markel common stock, together with cash in lieu of fractional shares, and (2) $10.00 in cash.

A copy of the press release issued by Markel announcing the completion of the Merger dated May 1, 2013 is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) In connection with the Merger and as previously reported in Markel’s Current Report on Form 8-K filed on February 25, 2013, Markel agreed to increase the size of its Board of Directors and add two new directors designated by Alterra and approved by Markel’s Nominating/Corporate Governance Committee. On May 1, 2013, upon the completion of the Merger, the number of directors of Markel was increased to twelve and Michael O’Reilly and K. Bruce Connell (each of whom was previously designated by Alterra) became members of Markel’s Board of Directors.

Mr. O’Reilly, age 68, is retired. He served as Chairman of the Board of Alterra from May 2010 until the closing of the Merger. Mr. O’Reilly also served as the Chairman of the Board of Harbor Point Limited, a predecessor of Alterra, from March 2010 until May 2010 and was its Deputy Chairman from December 2005 to March 2010. From December 2002 to December 2008, he was Vice Chairman of The Chubb Corporation and from October 2002 to November 2008, he was its Chief Financial Officer, having held various positions in the investment department of that company from 1969 until he assumed the position of Chief Investment Officer in 1986.

Mr. Connell, age 60, is retired. He has served as Executive Vice President and Group Underwriting Officer of XL Capital Ltd., Chief Executive Officer of XL Financial Products and Services Ltd., Executive Vice President and Chief Underwriting Officer of XL Re Ltd. (Bermuda) and Chief Underwriting Officer of XL Europe Ltd. from 1990-2002. Mr. Connell served as a director of Alterra and its predecessors from 2007 until the closing of the Merger. From 1974 to 1990, he served in various underwriting positions at Royal Assurance Zurich, General Re Corporation and Trenwick Group, Ltd.

No committee assignments have been made for Mr. O’Reilly or Mr. Connell at this time.

Mr. O’Reilly and Mr. Connell will each participate in Markel’s compensation programs for non-employee directors. At present, each non-employee director is paid an annual fee of $40,000 and reimbursement of expenses incurred in connection with attending board meetings, and receives an annual grant of approximately $80,000 in restricted stock.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

(1) Alterra’s consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2012, including the accompanying notes to and schedules supporting the consolidated financial statements, are hereby incorporated by reference from Exhibit 99.1 of Markel’s Current Report on Form 8-K, filed on March 5, 2013.

Alterra’s consolidated balance sheet as of March 31, 2013 and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the three months ended March 31, 2013 and March 31, 2012, including the accompanying notes to and schedules supporting the consolidated financial statements, are hereby incorporated by reference herein as Exhibit 99.2 to this Current Report on Form 8-K.

(b) Pro forma financial information.

The pro forma information required by Item 9.01(b) of Form 8-K will be filed by amendment.

(d) Exhibits.

No.	Description

99.1	Press Release dated May 1, 2013

99.2	Alterra Capital Holdings Limited – Consolidated Financial Statements

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

MARKEL CORPORATION

Date: May 1, 2013	By:	/s/ D. Michael Jones
	Name:	D. Michael Jones
	Title:	General Counsel

Exhibit Index

No.	Description

99.1	Press release dated May 1, 2013

99.2	Alterra Capital Holdings Limited – Consolidated Financial Statements